UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

ACACIA RESEARCH CORPORATION
(Name of Registrant as Specified in Its Charter)

SIDUS INVESTMENT PARTNERS, L.P.

SIDUS DOUBLE ALPHA FUND, L.P.

SIDUS DOUBLE ALPHA, LTD.

SIDUS ADVISORS, LLC

SIDUS INVESTMENT MANAGEMENT, LLC

MICHAEL J. BARONE

ALFRED V. TOBIA JR.

BLR PARTNERS LP

BLRPART, LP

BLRGP INC.

FONDREN MANAGEMENT, LP

FMLP INC.

BRADLEY L. RADOFF

Clifford Press

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Sidus Investment Management, LLC and BLR Partners LP, together with the other participants named herein (collectively, “Sidus”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Sidus’ slate of highly qualified director nominees to the Board of Directors of Acacia Research Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2018 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 10, 2018, Sidus issued the following press release:

SIDUS Investment Management AND BLR Partners ISSUE LETTER TO BOARD OF Acacia Research Corporation

Believe Incumbent Board Members Must be Held Accountable for Continued Destruction of Stockholder Value

Call for the Pattern of Delay and Entrenchment to Stop Immediately

Stockholders are Advised to Pay Close Attention to Developments at the Company – Last Week the Incumbent Board Unilaterally Appointed Two Additional Directors with No Public Company Board Experience

NEW YORK, NY, April 10, 2018 – Sidus Investment Management, LLC and BLR Partners LP (together, “Sidus,” “we” or “us”), collectively one of the largest stockholders of Acacia Research Corporation (“Acacia” or the “Company”) (NASDAQ:ACTG), with aggregate ownership of approximately 4.2% of the Company’s outstanding shares, today issued a letter to the Company’s Board of Directors (the “Board”). In the letter, Sidus explained its belief that the incumbent Board members must be held accountable for the significant value destruction at Acacia and called for the pattern of entrenchment to stop. The full text of the letter follows:

April 10, 2018

Dear Acacia Board Members:

We view with increasing concern the Board’s unilateral and immediate appointments of Joe Davis and Paul Falzone last week, neither of whom has previously served as a director of a public company. Taken together with the two other previously appointed and never elected directors, 50% of the Board has been hand-picked by incumbent directors and never elected by the Company’s stockholders. We believe this is entirely unacceptable, especially considering the abysmal returns that stockholders have experienced under this Board over nearly every relevant measurable period.

As a reminder, total shareholder returns have been disturbingly negative over the past one (-34.4%), three (-65.0%), five (-86.6%) and ten-year (-32.4%) periods.1 How can the Company’s stockholders have confidence in the directors hand-picked by this Board to reverse this trend of losses? Further, we believe that the Board has hired five separate advisory firms in an apparent attempt to maintain the status quo and discredit our demands for accountability and good governance. In our view, stockholders would be better served if Acacia’s corporate resources were devoted to actions that will enhance stockholder value, not entrench the incumbents.

Compounding these extremely problematic governance developments, we were informed yesterday that Acacia notified Broadridge Financial Systems that it was cancelling the previously noticed April 9th record date and June 7th meeting date and setting a new record date of May 10th, but no meeting date has been set at all. No information has been provided to stockholders as to why these previously established dates were cancelled. As such, it appears to us that the Board may be planning to take actions that may not be in the best interests of the Company or its stockholders, including delaying the 2018 annual meeting of stockholders (the “Annual Meeting”). We nominated Clifford Press and Alfred V. Tobia Jr. for election to the Board of Acacia at the Annual Meeting in order to give stockholders an opportunity to elect representatives of their choosing. We believe that incumbent directors who have overseen such significant value destruction at Acacia must be held accountable – not allowed to unilaterally appoint new Board members without stockholder consent.

1 Source: Bloomberg, calculated as of April 4, 2018.

We warn the Board to refrain from taking any action that may harm stockholders, including by further entrenching the incumbents. Specifically, the Board and management must not take any action to use corporate resources or engage in any material transaction without stockholder approval or prior to stockholders having the opportunity to vote on the composition of the Board. If necessary, on behalf of our fellow stockholders, we will pursue every available legal remedy to invalidate any such transaction that we do not believe is in the best interests of the Company or its stockholders, or is otherwise, in our view, tainted by self-interest or an intent to entrench.

We believe that stockholders deserve better than, in our view, failed performance from an entrenched Board. Accordingly, we demand that the Board hold the Annual Meeting without delay in order to allow stockholders to elect representatives of their choice. The judgment of stockholders is inevitable – experience has shown us that further attempts by the incumbents to manipulate the Company’s corporate machinery at the expense of the Company’s stockholders will only strengthen stockholders’ resolve to effect meaningful change at the Company. We look forward to presenting our highly qualified candidates to stockholders for their consideration at the Annual Meeting.

Sincerely,

Sidus Investment Management, LLC and BLR Partners LP

Contacts:

Clifford Press

(212) 277-5635

Alfred V. Tobia Jr.

(212) 751-6644

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Sidus Investment Management, LLC, together with the other participants named herein (collectively, "Sidus"), has filed a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of stockholders of Acacia Research Corporation, a Delaware corporation (the "Company").

SIDUS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO SARATOGA PROXY CONSULTING LLC.

The participants in the proxy solicitation are anticipated to be Sidus Investment Partners, L.P. (“Sidus Partners”), Sidus Double Alpha Fund, L.P. (“Sidus Double Alpha”), Sidus Double Alpha, Ltd. (“Sidus Double Alpha Offshore”), Sidus Advisors, LLC (“Sidus Advisors”), Sidus Investment Management, LLC (“Sidus Management”), Michael J. Barone, Alfred V. Tobia Jr., BLR Partners LP (“BLR Partners”), BLRPart, LP (“BLRPart GP”), BLRGP Inc. (“BLRGP”), Fondren Management, LP (“Fondren Management”), FMLP Inc. (“FMLP”), Bradley L. Radoff and Clifford Press.

As of the date hereof, Sidus Partners directly beneficially owns 167,448 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company. As of the date hereof, Sidus Double Alpha directly beneficially owns 458,461 shares of Common Stock. As of the date hereof, Sidus Double Alpha Offshore directly beneficially owns 209,967 shares of Common Stock. As of the date hereof, 194,124 shares of Common Stock were held in an account to which Sidus Management serves as the sub-advisor (the “Managed Account”). Sidus Advisors, as the general partner of each of Sidus Partners and Sidus Double Alpha, may be deemed to beneficially own the (i) 167,448 shares of Common Stock owned directly by Sidus Partners and (ii) 458,461 shares of Common Stock owned directly by Sidus Double Alpha. Sidus Management, as the investment manager of each of Sidus Partners, Sidus Double Alpha and Sidus Double Alpha Offshore, and as the sub-advisor of the Managed Account, may be deemed to beneficially own the (i) 167,448 shares of Common Stock owned directly by Sidus Partners, (ii) 458,461 shares of Common Stock owned directly by Sidus Double Alpha, (iii) 209,967 shares of Common Stock owned directly by Sidus Double Alpha Offshore and (iv) 194,124 shares of Common Stock held in the Managed Account. Each of Messrs. Barone and Tobia, as a Managing Member of Sidus Management, may be deemed to beneficially own the (i) 167,448 shares of Common Stock owned directly by Sidus Partners, (ii) 458,461 shares of Common Stock owned directly by Sidus Double Alpha, (iii) 209,967 shares of Common Stock owned directly by Sidus Double Alpha Offshore and (iv) 194,124 shares of Common Stock held in the Managed Account. As of the date hereof, BLR Partners directly beneficially owns 1,090,000 shares of Common Stock. BLRPart GP, as the general partner of BLR Partners, may be deemed to beneficially own the 1,090,000 shares of Common Stock owned directly by BLR Partners. BLRGP, as the general partner of BLRPart GP, may be deemed to beneficially own the 1,090,000 shares of Common Stock owned directly by BLR Partners. Fondren Management, as the investment manager of BLR Partners, may be deemed to beneficially own the 1,090,000 shares of Common Stock owned directly by BLR Partners. FMLP, as the general partner of Fondren Management, may be deemed to beneficially own the 1,090,000 shares of Common Stock owned directly by BLR Partners. Mr. Radoff, as the sole shareholder and sole director of each of BLRGP and FMLP, may be deemed to beneficially own the 1,090,000 shares of Common Stock owned directly by BLR Partners. As of the date hereof, Mr. Press does not beneficially own any shares of Common Stock.